UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2008

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1440 Davey Road Woodridge, Illinois	60517
	(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 4, 2008, Advanced Life Sciences Holdings, Inc. (the “Company”) received notice from the Nasdaq Listing Qualifications Department (the “Staff”) stating that for 30 consecutive business days the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”).

The letter, dated March 4, 2008, indicates that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until September 2, 2008, to regain compliance with the Rule. The letter further indicates that the Company may regain compliance if at any time before September 2, 2008, the bid price of the Company’s common stock closes at $1.00 per share or above for a minimum of 10 consecutive trading days.  If the Company is successful in meeting this requirement, the Staff will provide written notification that is has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by September 2, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If it meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted.  At that time, the Company may appeal the Staff’s determination to delist its common stock.

A copy of the press release dated March 7, 2008 announcing receipt of the Nasdaq staff letter is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits:

99.1       Press Release dated March 7, 2008 announcing receipt of Nasdaq staff letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated:March 7, 2008	By:	/s/John L. Flavin
	Name:	John L. Flavin
	Title:	President

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 7, 2008 announcing receipt of Nasdaq staff letter.